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                                                                      Exhibit 99


NEWS RELEASE

ATK ANNOUNCES INTENT TO ACQUIRE AMMUNITION BUSINESS OF BLOUNT INTERNATIONAL,
INC.

Minneapolis, Oct. 25, 2001 - ATK (Alliant Techsystems, NYSE: ATK) said it has signed a non-binding letter of intent to acquire the ammunition business of Blount International, Inc., Montgomery, Ala., in exchange for ATK stock. Blount International, Inc. is 85-percent owned by affiliates of Lehman Brothers. The company's ammunition business manufactures small-caliber ammunition and other products, and is one of the country's leading suppliers of law enforcement ammunition.

ATK said it intends to issue approximately 2.9 million shares of common stock valued at about $250 million to Blount in exchange for the business. ATK intends to grant Blount registration rights with respect to the stock. The transaction is subject to the negotiation of a definitive agreement and regulatory and board approvals. It is expected to close within ATK's third quarter, however, there can be no assurance that the transaction will be completed within that time frame or at all.

ATK is a $1.6 billion aerospace and defense company with leading positions in propulsion, composite structures, munitions, and precision capabilities. The company, which is headquartered in Edina, Minn., has two business groups:
Aerospace and Defense.

The statements included in this news release relating to the anticipated acquisition and issuance of stock are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual events to differ materially from those anticipated, including the ability of ATK and Blount to negotiate a definitive agreement, and regulatory approval issues, general economic and market conditions, changes in the business or results of operations of ATK or Blount, changes in governmental spending and budgetary policies, the company's and Blount's competitive environment, the outcome of contingencies, including litigation and environmental remediation, in addition to other factors identified in ATK's filings with the Securities and Exchange Commission.